Exhibit 10.6

STRATEGIC ADVISOR AGREEMENT

This Strategic Advisor Agreement (the “Agreement”) is entered into as of September 5, 2025 (the “Effective Date”), by and among CleanCore Solutions, Inc., a Nevada corporation with its principal place of business at 5920 S 118th Circle, Omaha, NE 68137 (“Client”) and Dogecoin Ventures, Inc., a wholly-owned subsidiary of House of Doge Inc., a Texas corporation with its principal place of business at 2045 NW 1st Avenue, Miami, Florida, USA. 33127 (“HOD”). Client and HOD are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Client is listed on the NYSE American and desires to expand and diversify its business through integration of cryptocurrency and digital asset strategies, with an emphasis on Dogecoin in both its product offerings and as part of its treasury management strategy;

AND WHEREAS, HOD is the official corporate arm of the Dogecoin Foundation who has particular technical advisory expertise in the cryptocurrency Dogecoin;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

1.	Engagement

a)	Services. HOD agrees to provide strategic advisory services to Client as described in Schedule A attached hereto (the “Services”).

b)	Independent Contractor. HOD shall perform the Services as an independent contractor and not as an employee, agent, or partner of Client. Nothing in this Agreement shall be construed to create a joint venture, partnership, or agency relationship between the Parties.

2.	Term and Termination

a)	Term. This Agreement shall commence on the Effective Date and shall continue for a period of five (5) years, unless earlier terminated in accordance with this Section 2 (the “Term”).

b)	Termination for Cause. The Parties may terminate this Agreement immediately upon written notice if one of the other Parties materially breaches this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of the breach.

c)	Termination by Mutual Agreement. The Parties may agree in writing to terminate this agreement by mutual agreement at any point during the Term.

d)	Effect of Termination for Cause or by Mutual Agreement. Upon termination of this Agreement, HOD shall cease providing the Services, and Client shall pay HOD any fees due and payable under this Agreement up to the effective date of termination. For avoidance of doubt, termination of this Agreement shall have no effect on any other agreements between the parties unless otherwise specifically terminated, including any asset management agreement between the Parties.

3.	Compensation

a)	Compensation. Client shall pay HOD the compensation set forth in Schedule B attached hereto (the “Compensation”).

4.	Confidentiality

a)	Confidential Information. “Confidential Information” Means non-public information regarding the disclosing Party’s business affairs, products, services, confidential intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information, whether orally or in visual, written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential.”

b)	HOD shall be permitted to disclose the Client’s Confidential Information (a) to its affiliates and/or their respective directors, members, partners, shareholders, officers and employees (collectively with HOD, the “Covered Persons”) and their respective service providers, in each case, that have a bona fide need to know such Confidential Information, (b) to third parties regarding the fact that HOD is performing services on the Client’s behalf, which specifically includes HOD’s inclusion of references to the Client in written marketing materials distributed by HOD, and (c) as otherwise required by any regulatory authority, law or regulation, or by legal process. The Client agrees not to disclose or cause to be disclosed any Confidential Information to any person or use any Confidential Information other than in connection with its obligations under this Agreement, except as otherwise required by any regulatory authority, law or regulation, or by legal process; provided, however, that the Client shall provide HOD with prior notice of any such disclosure and the circumstances surrounding such request so that HOD may seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy by the disclosing party, the Client, in the written opinion of legal counsel satisfactory to HOD, is nonetheless legally compelled to disclose Confidential Information or else stand liable for contempt or suffer other censure or penalty, the Client may, without liability hereunder, disclose only that portion of the Confidential Information which such counsel advises the receiving party is legally required to be disclosed, provided that the receiving party exercise its best efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with HOD to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential information. This Section shall survive the termination of this Agreement.

5.	Limitation of Liability; Indemnification

a)	Liability Cap. Each Party’s total liability under this Agreement, whether in contract, tort, or otherwise, shall be limited to the total Compensation paid under this Agreement provided, however, any liability resulting from the willful misconduct, gross negligence, fraud, or material breach of this Agreement (collectively, a “Disqualifying Action”) by a Party shall not be limited.

b)	Indemnification. The Client agrees to indemnify and hold harmless each of the Covered Persons against any claims, liabilities, losses, damages, penalties, obligations or expenses of any kind whatsoever, including reasonable and documented attorneys’ fees and court costs (“Losses”) suffered or incurred by reason of, relating to, based upon, arising from or in connection with this Agreement, except to the extent that such Losses are determined by a court of competent jurisdiction, upon entry of a final judgment, to be attributable to a Disqualifying Action of such Covered Person. To the fullest extent permitted by law, the Client shall, upon the request of any Covered Person, advance or promptly reimburse such Covered Person’s out-of-pocket costs of investigation (whether internal or external), litigation or appeal, including attorneys’ reasonable and documented fees and disbursements, reasonably incurred in responding to, litigating or endeavoring to settle any claim, action, suit, investigation or proceeding, whether or not pending or threatened, and whether or not any Covered Person is a party, arising out of or in connection with or relating to the operations, business or affairs of the or in furtherance of the interests of the Client (a “Claim”); provided that the affected Covered Person shall, as a condition of such Covered Person’s right to receive such advances and reimbursements, undertake in writing to promptly repay the applicable funds for all such advancements or reimbursements if a final judgment of a court of competent jurisdiction has determined that such Covered Person is not then entitled to indemnification under this Section 5(b). If any Covered Person recovers any amounts in respect of any Claims from insurance coverage or any third-party source, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Client for any amounts previously paid to it by the Client in respect of such Claims.

c)	Exclusion of Consequential Damages. Neither Party shall be liable to the other Party for any indirect, incidental, consequential, special, or punitive damages, including loss of profits or revenue, arising out of or related to this Agreement, even if advised of the possibility of such damages.

6.	Representations and Warranties

a)	Mutual Representations. Each Party represents and warrants to each other that:

i.	it has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority to own its own properties and conduct its business as currently conducted;

ii.	this Agreement constitutes a binding obligation of the Party, enforceable against the other Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law;

iii.	the execution, delivery and performance of this Agreement do not conflict with any obligation by which the Party is bound, whether arising by contract, operation of law or otherwise, or any applicable law, in each case in a manner that would result in a material adverse effect on the Parties or that would materially impede a Party’s ability to perform its obligations hereunder; and

iv.	it has or will obtain all other governmental authorizations, approvals, consents or filings required in connection with the execution, delivery or performance of this Agreement.

b)	Disclaimer. Except as expressly set forth in this Agreement, HOD makes no warranties, express or implied, including any warranties of merchantability, fitness for a particular purpose, or non-infringement.

c)	Investor Status. Each Party represents that it is either: (i) an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) a “qualified institutional buyer” as defined in Rule 144A(a)(1) under the Securities Act. To the extent a Party is one of the covered persons identified in Rule 506(d)(1), such Party hereby represents that neither it nor any of its Rule 506(d) Related Parties (as defined below) is a “bad actor” within the meaning of Rule 506(d) of Regulation D under the Securities Act. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean a person or entity covered by the “Bad Actor disqualification” provision of Rule 506(d) of Regulation D under the Securities Act.

7.	Miscellaneous

a)	Governing Law and Dispute Resolution. This Agreement shall be governed by the laws of the State of New York. Notwithstanding anything herein to the contrary, including the Parties’ submission to jurisdiction of the federal and state courts of New York pursuant to the below, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in the New York offices of the Judicial Arbitration and Mediation Service Inc. or its successor (“JAMS”) before a single arbitrator selected through the JAMS strike and rank process. The arbitrator must be a former U.S. federal or state court judge with experience in the financial industry. The arbitration shall be administered by JAMS under its Comprehensive Arbitration Rules and Procedures (the “Rules”) and in accordance with the Expedited Procedures set forth in the Rules as those Rules exist on the effective date of this Agreement. All aspects of the arbitration proceedings, hearing, evidence, testimony, interim awards, or final awards shall remain confidential. The Parties agree that the final award may be entered in any court having competent jurisdiction. Any Party may, without inconsistency with this arbitration provision, apply to any state or federal court sitting in New York, New York and seek interim provisional, emergency injunctive or other emergency equitable relief until the final award is rendered. The arbitration will be conducted in the English language. The prevailing Party on substantially all its claims shall be entitled to an award of all of its reasonable attorney’s fees, costs, and expenses incurred in the arbitration. The arbitration provisions contained herein are self-executing and will remain in full force and effect after expiration or termination of this Agreement.

Subject to the above, the Parties hereto hereby irrevocably submit to the jurisdiction of and consent to service of process and venue in the state and federal courts in the County of New York, State of New York in any dispute, claim, controversy, action, suit or proceeding between the Parties arising out of this Agreement which are permitted to be filed or determined in such court. Subject to the above, the Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. For purposes of this Section 7(a), the Parties agree that process may be served in any action, suit, arbitration or proceeding by mailing copies thereof by registered or certified mail (or its equivalent) postage prepaid, to the Party’s address. The Parties agree that such service shall be deemed in every respect effective service of process upon such Party in any such action, suit, arbitration or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such Party. Nothing in this Section 7(a) shall affect the right of the Parties to serve process in any manner permitted by law.

b)	Entire Agreement. This Agreement, including its Schedules, constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, and communications, whether written or oral, relating to the subject matter hereof.

c)	Amendments. This Agreement may only be amended in writing signed by all Parties.

d)	Assignment. The Parties may not assign this Agreement without the prior written consent of the other Party; provided, however, that HOD may assign this Agreement to an entity that is controlling, under common control, or controlled by HOD without the prior written consent of the Client.

e)	Notices. All notices under this Agreement shall be in writing and delivered to the addresses set forth above by certified mail, courier, or email (with confirmation of receipt).

f)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CLEANCORE SOLUTIONS, INC.

By:	/s/ Clayton Adams
Name:	Clayton Adams
Title:	Chief Executive Officer

DOGECOIN VENTURES, INC.

By:	/s/ Marco Margiotta
Name:	Marco Margiotta
Title:	Chief Executive Officer

SCHEDULE A – SERVICES

HOD shall provide the following Services to the Client:

●	Strategic Integration and Diversification.

Expand and diversify the Client’s business operations through the integration of cryptocurrency and digital asset strategies, with an emphasis on Dogecoin, in the Client’s product offerings.

●	Treasury and Industry Advisory.

Provide the Client with ongoing technical advisory services regarding the digital asset ecosystem, including, but not limited to, Dogecoin and related technologies. This encompasses monitoring and analyzing developments in the Dogecoin ecosystem, payments systems, and the broader digital asset industry, and advising the Client on the potential impact of such developments on its operations and strategy.

●	Vendor Selection and Strategic Partnerships.

Assist in the identification, evaluation and selection of third-party vendors and service providers with respect to digital asset management, custody, security and related services. Provide strategic advice regarding the structuring of the Client’s digital asset treasury operations, including recommendations for risk management, compliance and operational efficiency.

●	Reporting and Board Advisory.

Prepare and deliver regular written and/or oral reports to the Client’s management and board of directors regarding the status, performance, and strategic implications of the Client’s digital asset holdings and treasury activities. This includes providing updates on market trends, regulatory developments, risk assessments, and the performance of Dogecoin and other digital assets held by the Client. HOD shall be available to attend board meetings (in person or virtually, as requested) to present findings, answer questions, and provide recommendations to the board.

●	Ongoing Strategic Support.

Provide ongoing support and advice to the Client’s executive team and board of directors on matters related to the implementation, monitoring, and adjustment of the Client’s digital asset strategy, including responding to ad hoc requests for information, analysis, or recommendations as needed.

SCHEDULE B – COMPENSATION

Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), dated September 1, 2025, among the Company and the several investors party thereto

HOD shall receive as compensation for the Services set out in this Agreement a number of warrants in the form attached hereto as Schedule C (the “Warrants”) to purchase shares of Common Stock that is equal to 8% of the total number of shares of Common Stock sold in the Offering. Warrants to purchase a total of 5% of the total number of shares of Common Stock sold in the Offering will have an exercise price of $1.00 and Warrants to purchase a total of 3% of the total number of shares of Common Stock sold in the Offering will have an exercise price of $1.33. All Warrants shall be granted on the Effective Date, concurrent with the date of closing of the Offering.